As filed with the Securities and Exchange Commission on September 19, 2019

Registration No. 333-200807

Registration No. 333-211425

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200807

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-211425

UNDER THE SECURITIES ACT OF 1933

Tribune Media Company

(Exact name of registrant as specified in its charter)

Delaware	36-1880355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

515 North State Street, Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 222-3394.

TRIBUNE COMPANY 2013 EQUITY INCENTIVE PLAN

TRIBUNE MEDIA COMPANY 2016 INCENTIVE COMPENSATION PLAN

2016 TRIBUNE MEDIA COMPANY STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Thomas E. Carter

Treasurer

Tribune Media Company

515 North State Street

Chicago, Illinois 60654

(312) 222-3394

(Name, address and telephone number of agent for service)

With copies to:

Peter J. Loughran, Esq.

Morgan J. Hayes, Esq.

Meir D. Katz, Esq.

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐	Non-Accelerated Filer	☐

Smaller Reporting Company	☐	Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

RECENT EVENTS: DEREGISTRATION

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Tribune Media Company (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-200807, filed with the Securities and Exchange Commission (the “Commission”) on December 9, 2014, registering 5,088,667 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), for issuance under the Tribune Company 2013 Equity Incentive Plan; and

•

Registration Statement No. 333-211425, filed with the Commission on May 17, 2016, registering 5,100,000 and 200,000 shares of the Company’s Class A Common Stock for issuance under the Tribune Media Company 2016 Incentive Compensation Plan and the 2016 Tribune Media Company Stock Compensation Plan for Non-Employee Directors, respectively.

On September 19, 2019, pursuant to that certain Agreement and Plan of Merger, dated November 30, 2018, by and among the Company, Nexstar Media Group, Inc., a Delaware corporation (“Nexstar”), and Titan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Nexstar (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Nexstar (the “Merger”).

As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statements. The Company, by filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. This filing is made in accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on September 19, 2019.

TRIBUNE MEDIA COMPANY

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.